Exhibit 10.7

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 27th day of June, 2025, by and between Stone Point Credit Income Fund – Select, a Delaware statutory trust (the “Fund”), and Stone Point Credit Income Adviser LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a newly organized non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated June 27, 2025, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser (i) shall advance a portion of the Fund’s Other Operating Expenses (as defined below) so that such expenses of the Fund do not exceed 1.00% (on annualized basis) of the Fund’s net asset value, and (ii) may elect to pay an additional portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.             Adviser Expense Payments to the Fund

(a)	On a monthly basis, the Adviser shall pay Other Operating Expenses of the Fund on the Fund’s behalf (each such payment, a “Required Expense Payment”) such that Other Operating Expenses of the Fund do not exceed 1.00% (on annualized basis) of the Fund’s net asset value. For purposes of this Agreement, “Other Operating Expenses” means the Fund’s organization and offering expenses, professional fees, trustee fees, administration fees, and other general and administrative expenses (including the Fund’s allocable portion of overhead and other expenses incurred by Stone Point Credit Income Adviser LLC (in such capacity, the “Administrator”) in performing its administrative obligations under that certain administration agreement by and between the Fund and the Administrator, including, but not limited to, rent, the fees and expenses associated with performing compliance functions, and the Fund’s allocable portion of the costs of compensation paid to, or distributions received by, its Chief Financial Officer, Chief Compliance Officer, any of their respective staff who provide services to the Fund and any internal audit staff, to the extent internal audit performs a role in the Fund’s internal control assessments).

(b)	The Adviser’s obligation to make a Required Expense Payment shall automatically become a liability of the Adviser and the Fund’s right to receive such Required Expense Payment shall be an asset of the Fund on the last calendar day of the applicable month. Any Required Expense Payment shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds, and/or offset against amounts due from the Fund to the Adviser or its affiliates, no later than forty-five (45) days after such obligation was incurred.

(c)	The Adviser may elect to pay certain additional expenses on behalf of the Fund (each, a “Voluntary Expense Payment” and together with a Required Expense Payment, the “Expense Payments”) provided that no portion of the payment will be used to pay any interest expense of the Fund. Any Voluntary Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Fund in any combination of cash or other immediately available funds, and/or offset against amounts due from the Fund to the Adviser or its affiliates, no later than forty-five (45) days after such commitment was made in writing.

(d)	The Adviser’s obligation to make a Voluntary Expense Payment shall automatically become a liability of the Adviser and the Fund’s right to receive a Voluntary Expense Payment shall be an asset of the Fund upon the Adviser committing in writing to pay the Voluntary Expense Payment.

2.             Reimbursement of Expense Payments by the Fund

(a)	Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on those distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b) and 2(c) below, as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within the three (3) years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b)	The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within the three (3) years prior to the last business day of such calendar month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(c)	Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any calendar month shall be made if: (1) the Fund’s Operating Expense Ratio at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates to, or (2) the Fund’s Other Operating Expenses at the time of such Reimbursement Payment exceeds 1.00% (on an annualized basis) of the Fund’s net asset value. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, management fees and incentive fees owed to the Adviser, and interest expense, by the Fund’s net assets. “Operating Expenses” means all of the Fund’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies.

(d)	The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund, and the Adviser’s right to receive a Reimbursement Payment shall be an asset of the Adviser, on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Fund may deliver a notice to the Adviser documenting the Fund’s payment or any waiver thereof. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds, and/or offset against amounts due from the Adviser to the Fund, as promptly as possible following such calendar month and in no event later than forty-five (45) days after the end of such calendar month.

(e)	All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within the three (3) years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.             Termination and Survival

(a)	This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c)	This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d)	Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.             Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

STONE POINT CREDIT INCOME FUND – SELECT

By:	/s/ Steven P. Henke
Name:	Steven P. Henke
Title:	Chief Financial Officer

STONE POINT CREDIT INCOME ADVISER LLC

By:	/s/ Brian J. Rooder
Name:	Brian J. Rooder
Title:	Chief Compliance Officer